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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-A

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                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                          WAKE FOREST BANCSHARES, INC.
             (Exact name of registrant as specified in its charter)

         UNITED STATE OF AMERICA                          56-2131079
(State of incorporation or organization)    (I.R.S. Employer Identification No.)

                             302 South Brooks Street
                                  P.O. Box 707
                          Wake Forest, N.C. 27587-0707
                                 (919) 556-5146
          (Address of principal executive offices, including zip code)

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     If this Form relates to the registration of a class of securities  pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

     Securities Act registration statement file number to which this form relates: N.A. (if applicable)

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each class                               Name of each exchange on which
to be so registered                               each class is to be registered
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         NONE                                              NOT APPLICABLE

        SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                     COMMON STOCK, PAR VALUE $.01 PER SHARE
                                (Title of Class)
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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

     The Registrant is authorized to issue 5,000,000 shares of Common Stock having a par value of $.01 per share (the "Common Stock") and 1,000,000 shares of preferred stock, no par value per share ("Preferred Stock"). Each share of the Common Stock will have the same relative rights as, and will be identical in all respects with, each other share of Common Stock. The Common Stock of the Registrant will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC or any government agency.

     Dividends. The payment of dividends by the Registrant is subject to limitations which are imposed by law and applicable regulation. The holders of Common Stock of the Registrant will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of the Registrant out of funds legally available therefor. If the Registrant issues Preferred Stock, the holders thereof may have a priority over the holders of the Common Stock with respect to dividends.

     Voting Rights. Tho holders of Common Stock will possess exclusive voting rights in the Registrant. They will elect the Registrant's Board of Directors and act on such other matters as are required to be presented to them under Office of Thrift Supervision Rules and Regulations or as are otherwise presented to them by the Board of Directors. If the Registrant issues Preferred Stock, holders of the Preferred Stock may also possess voting rights.

     Liquidation. In the event of any liquidation, dissolution or winding up of the Wake Forest Federal Savings & Loan Association (the "Association"), the wholly-owned subsidiary of the Registrant, the Registrant, as holder of the Association's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of the Association (including all deposit accounts and accrued interest thereon) and after distribution of the balance in the special liquidation account established in connection with the Association's Mutual Holding Company Reorganization, all assets of the Association available for distribution. In the event of liquidation, dissolution or winding up of the Registrant, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of the Registrant available for distribution. If Preferred Stock is issued, the holders thereof may have a priority over the holders of the Common Stock in the event of liquidation or dissolution.

     Preemptive Rights. Holders of the Common Stock will not be entitled to preemptive rights with respect to any shares which may be issued. The Common Stock is not subject to redemption.

     Preferred Stock. None of the shares of the Registrant's authorized Preferred Stock will be issued in connection with the Plan of Reorganization. Such stock may be issued with such preferences and designations as the Board of Directors may from time to time determine. The Board of Directors can, without shareholder approval, issue Preferred Stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the Common Stock and may assist management in impeding an unfriendly takeover or attempted change in control.


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     Restrictions in the Registrant's Charter and Bylaws. A number of provisions of the Registrant's Charter and Bylaws deal with matters of corporate governance and certain rights of stockholders, which might be deemed to have potential anti-takeover effects. These provisions may have the effect of discouraging a future takeover attempt or change of control which is not approved by the Board of Directors but which a majority of individual Registrant stockholders may deem to be in their best interests or in which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current Board of Directors or management of the Registrant more difficult.

     Mutual Holding Company Ownership. So long as the Wake Forest Bancorp, M.H.C. (the "MHC") is in existence, the MHC must own at least a majority of the outstanding voting stock of the Registrant. The MHC currently is able to elect the Registrant's and the Association's directors and direct the affairs and business operations of the Association and the Registrant.

     Limitation on Voting Rights. The Charter of Registrant provides that, for a period of five years from the effective date of the Association's mutual holding company reorganization, no person (other than the MHC) may directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Registrant. Each share beneficially owned in violation of the foregoing percentage limitation will not be counted as shares entitled to vote, will not be voted by any person or counted as voting shares in connection with any matter submitted to stockholders for a vote. The limitation does not apply to: a transaction in which either the Association or the Registrant forms a holding company without change in the respective beneficial ownership interest of each of its stockholders, respectively; the purchase of shares by underwriters in connection with a public offering; or the purchase of shares by a tax-qualified employee stock benefit plan.

     Cumulative Voting. Cumulative voting entitles each stockholder to cast a number of votes in the election of directors equal to the number of such stockholder's shares of common stock multiplied by the number of directors to be elected, and to distribute such votes among one or more of the nominees to be elected. The Charter of the Registrant states that cumulative voting for the election of directors is not permitted. The absence of cumulative voting rights means that the holders of a majority of the shares voted at a meeting of stockholders may elect all directors of the Registrant thereby precluding minority stockholder representation on the Registrant's Board of Directors. Because the MHC owns a majority of the Common Stock, the MHC is able to elect all of the members of Registrant's Board of Directors.

ITEM 2.  EXHIBITS.

       2.1   Agreement and Plan of Reorganization.

       3.1   Federal Stock Charter of Wake Forest Bancshares, Inc.

       3.2   By-Laws of Wake Forest Bancshares, Inc.

       4.3   Form of Specimen Stock Certificate of Wake Forest Bancshares, Inc.




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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       WAKE FOREST BANCSHARES, INC.

                                       By: /s/ Anna O. Sumerlin
                                           -------------------------------------
                                           Anna O. Sumerlin
                                           President and Chief Executive Officer


Dated: May 7, 1999















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